                                                                 EXHIBIT #12.1



CORNING INCORPORATED AND SUBSIDIARY COMPANIES

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
DIVIDENDS:
(Dollars in millions, except ratios)


                                                       Nine                       FISCAL YEAR ENDED
                                                       Months    ----------------------------------------------------
                                                      Sept. 30,  Dec. 31,   Dec. 31,   Dec. 31,  Dec. 31,   Dec. 31,
                                                        2001       2000       1999       1998      1997       1996
                                                     ---------   --------   --------   --------  ---------  ---------
Income from continuing operations before taxes
  on income                                           $(4,980)   $   691    $   675    $   482    $   666    $   519
Adjustments:
  Distributed income of equity investees                   69         45         51         63         65         88
  Amortization of capitalized interest                      8         11         14         14         13         10
  Fixed charges net of capitalized interest               130        134        119         90        102         80
                                                      -------    -------    -------    -------    -------    -------

Earnings before taxes and fixed charges as adjusted   $(4,773)   $   881    $   859    $   649    $   846    $   697
                                                      =======    =======    =======    =======    =======    =======

Fixed charges:
  Interest incurred                                   $   145    $   163    $   135    $   114    $   108    $    79
  Portion of rent expense which represents
    interest factor                                        22         24         21         19         17         14
  Amortization of debt costs                                3          4          4          3          2          3
                                                      -------    -------    -------    -------    -------    -------

Total fixed charges                                       170        191        160        136        127         96
Capitalized interest                                      (40)       (57)       (41)       (47)       (25)       (16)
                                                      -------    -------    -------    -------    -------    -------

Total fixed charges net of capitalized interest       $   130    $   134    $   119    $    89    $   102    $    80
                                                      =======    =======    =======    =======    =======    =======

Preferred dividends:
  Preferred dividend requirement                      $          $     1    $     3    $    15    $    15    $    16
  Ratio of pre-tax income to income before
    minority interest and equity earnings                 1.0        2.4        1.4        1.4        1.5        1.5
                                                      -------    -------    -------    -------    -------    -------
  Pre-tax preferred dividend requirement                               2          4         21         23         24

Total fixed charges                                       170        191        160        136        127         96
                                                      -------    -------    -------    -------    -------    -------

Fixed charges and pre-tax preferred dividend
  requirement                                         $   170    $   193    $   164    $   157    $   150    $   120
                                                      =======    =======    =======    =======    =======    =======

Ratio of earnings to combined fixed charges
  and preferred dividends                                   *       4.6x       5.2x       4.1x       5.6x       5.8x
                                                      =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges                          *       4.6x       5.4x       4.8x       6.7x       7.3x
                                                      =======    =======    =======    =======    =======    =======


* Earnings for the nine months ended September 30, 2001 are inadequate by $4.94 billion to cover fixed charges primarily due to the significant asset impairment and restructuring charges incurred in 2001.